Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS HIGHER SALES AND EARNINGS
FOR THE SECOND QUARTER OF FISCAL YEAR 2015; IMPROVES EARNINGS OUTLOOK

MILWAUKEE, January 21, 2015/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its second fiscal quarter ended December 28, 2014.

Highlights:

•	Second quarter fiscal 2015 consolidated net sales were $444.3 million, an increase of $27.7 million or 6.6% compared to the prior year

•	Second quarter fiscal 2015 consolidated adjusted net income was $11.9 million, an improvement from the adjusted net income of $2.3 million in the second quarter of fiscal 2014

•	Second quarter fiscal 2015 adjusted diluted earnings per share was $0.26, an improvement from the adjusted diluted earnings per share of $0.05 in the prior year

“We are pleased to report improved quarterly results with margin improvements in both our engines and products businesses. These improvements reflect our cost reduction efforts as well as our focus on new product innovation and selling higher margin products,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. Teske continued, “Looking forward to the upcoming U.S. lawn & garden season, we have gained additional placement of our engines on lawn and garden products as compared to our placement last year. We continue to expect modest industry growth in the upcoming season. Further, we are again introducing several new products this spring including the industry’s only engine that doesn’t require an oil change. All of this together sets us up for continued improvement for the last six months of our fiscal year. However, we expect our OEM customers will ramp up their seasonal production later than last year in response to higher channel inventories of residential lawn and garden equipment causing our quarterly results to shift between quarters.”

Consolidated Results:

Consolidated net sales for the second quarter of fiscal 2015 were $444.3 million, an increase of $27.7 million or 6.6% from the second quarter of fiscal 2014. The increase primarily relates to a favorable mix of engines sold, higher sales of pressure washers, snow throwers and commercial lawn and garden equipment in North America, and the results of the Allmand acquisition, which closed in August of this fiscal year. The increase in net sales was partially offset by reduced shipment volumes of small engines used on walk mowers in North America due to elevated channel inventories following this past season and lower generator sales due to adequate channel inventories and no major storm activity. The fiscal 2015 second quarter consolidated net income, which includes restructuring expenses and acquisition-related charges, was $6.9 million or $0.15 per diluted share. The second quarter of fiscal 2014 consolidated net income, which included restructuring charges, was $0.7 million or $0.01 per diluted share.

Consolidated net sales for the first six months of fiscal 2015 were $736.9 million, an increase of $3.0 million or 0.4% from the first six months of fiscal 2014, due to higher sales of pressure washers, commercial lawn and garden equipment and snow throwers in North America as well as the results of the Allmand acquisition. This increase in net sales was partially offset by reduced shipment volumes of small engines used on walk mowers in North America and lower sales of generators. The fiscal 2015 six months consolidated net loss, which includes restructuring expenses and acquisition-related charges, was $8.3 million or $0.19 per diluted share. The first six months of fiscal 2014 consolidated net loss, which included restructuring charges, was $18.6 million or $0.41 per diluted share.

Non-GAAP Financial Measures and Segment Reporting

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted segment income (loss)”, and “adjusted net income (loss)”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Beginning in fiscal 2015, the Company is using “segment income (loss)” as the primary measure to evaluate operating performance and allocate capital resources for the engines and products segments. Previously, the Company used income from operations. Segment income (loss) is defined as income (loss) from operations plus earnings of unconsolidated affiliates. The Company has recast prior year amounts for comparability, and has included a reconciliation from consolidated segment income (loss) to income (loss) from operations in the accompanying Adjusted Segment Information table.

Engines Segment:

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
(In Thousands)	2014	2013	2014	2013
Engines Net Sales	$271,704	$265,712	$424,820	$449,499

Engines Gross Profit as Reported	$62,896	$54,257	$90,696	$79,493
Restructuring Charges	—	1,631	—	3,396
Adjusted Engines Gross Profit	$62,896	$55,888	$90,696	$82,889

Engines Gross Profit % as Reported	23.1%	20.4%	21.3%	17.7%
Adjusted Engines Gross Profit %	23.1%	21.0%	21.3%	18.4%

Engines Segment Income (Loss) as Reported	$18,894	$9,292	$5,040	$(7,266)
Restructuring Charges	—	2,056	—	3,821
Adjusted Engines Segment (Income) Loss	$18,894	$11,348	$5,040	$(3,445)

Engines Segment Income (Loss) % as Reported	7.0%	3.5%	1.2%	(1.6)%
Adjusted Engines Segment Income (Loss) %	7.0%	4.3%	1.2%	(0.8)%

Engines segment net sales of $271.7 million in the second quarter of fiscal 2015 increased $6.0 million or 2.1% from the prior year. Net sales increased due to an improved sales mix of large engines used on lawn and garden equipment for the North American and European markets and higher service parts sales. Total engine volumes shipped in the quarter decreased by 2.2% or approximately 40,000 engines. The decrease in unit shipments was due to reduced shipments of small engines used on walk mowers in North America resulting from elevated inventories following this past lawn and garden season.

Engines adjusted segment income in the second quarter of fiscal 2015 was $18.9 million, an improvement of $7.5 million from the prior year. Engines segment adjusted gross profit margins improved 210 basis points year over year on an improved product sales mix of large engines and lower retirement plan expense. Favorable sales mix, which was driven by higher service parts sales and proportionately higher sales of large engines, improved adjusted gross profit margins by 100 basis points. Favorable foreign exchange, primarily related to the Japanese Yen improved adjusted gross profit margins by 50 basis points. The previously announced retirement plan changes, which were implemented in January of calendar 2014, improved fiscal 2015 adjusted gross profit margins by $2.4 million, or 90 basis points. These improvements were partially offset by slightly lower production levels and certain production cost increases. The retirement plan changes also reduced engineering, selling, general and administrative expenses by $1.9 million, which helped offset increased compensation expense.

Products Segment:

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
(In Thousands)	2014	2013	2014	2013
Products Net Sales	$199,050	$171,528	$365,178	$324,564

Products Gross Profit as Reported	$25,213	$21,959	$44,597	$39,784
Restructuring Charges	6,846	262	13,692	2,082
Acquisition Related Charges	—	—	1,172	—
Adjusted Products Gross Profit	$32,059	$22,221	$59,461	$41,866

Products Gross Profit % as Reported	12.7%	12.8%	12.2%	12.3%
Adjusted Products Gross Profit %	16.1%	13.0%	16.3%	12.9%

Products Segment Loss as Reported	$(3,884)	$(4,256)	$(11,997)	$(11,870)
Restructuring Charges	7,429	262	15,230	2,082
Acquisition Related Charges	181	—	1,531	—
Adjusted Products Segment Income (Loss)	$3,726	$(3,994)	$4,764	$(9,788)

Products Segment Loss % as Reported	(2.0)%	(2.5)%	(3.3)%	(3.7)%
Adjusted Products Segment Income (Loss) %	1.9%	(2.3)%	1.3%	(3.0)%

Products segment net sales of $199.1 million in the second quarter of fiscal 2015 increased by $27.5 million or 16% from the prior year. This increase was due to higher sales of pressure washers, commercial lawn and garden equipment and snow throwers in North America and the results of the Allmand acquisition. Partially offsetting the increase were lower sales of riding mowers and snow throwers in Europe following last year’s mild winter and lower generator sales due to adequate channel inventories and no major storm activity.

Products adjusted segment income in the second quarter of fiscal 2015 was $3.7 million, an improvement of $7.7 million from the prior year adjusted segment loss. Products adjusted gross profit margins increased by 310 basis points year over year due to improved sales mix, including the Allmand acquisition and higher manufacturing throughput. Favorable sales mix improved adjusted gross margins by 340 basis points due to a focus on selling higher margin lawn and garden equipment and the benefit of the Allmand acquisition. In addition, manufacturing throughput increased year over year by 36%, benefitting adjusted gross margins by approximately 160 basis points. Throughput is increased due to higher production of snow throwers as well as pressure washers and riding mowers to facilitate the previously announced upcoming closure of the McDonough, Georgia plant. Offsetting the increase in adjusted gross profit margins was an unfavorable foreign exchange impact of approximately 150 basis points primarily due to the devaluation of the Australian dollar and Brazilian Real, and the unfavorable impact of 40 basis points due to slightly higher material costs. Engineering, selling, general and administrative expenses increased $3.2 million due to the Allmand acquisition and increased compensation expense, partially offset by $1.7 million in savings related to the restructuring initiative announced in July 2014.

Allmand Bros., Inc. Acquisition:

On August 29, 2014, the Company completed the acquisition of Allmand Bros., Inc. for approximately $62 million in cash, net of cash acquired. Allmand is a leading designer and manufacturer of high quality towable light towers, industrial heaters, and solar LED arrow boards. Allmand, which is included within our Products segment, has annual net sales of approximately $80 million.

Corporate Items:

The effective tax rates for the second quarter and first six months of fiscal 2015 were 33.7% and 45.8%, compared to 69.8% and 25.5% for the same respective periods last year. The tax rates for the second quarter and first six months of fiscal 2015 were primarily due to losses incurred at certain foreign subsidiaries for which the Company does not receive tax benefits and the re-enactment of the U.S. research and development tax credit. In addition, the tax rate for the first six months of fiscal 2015 was impacted by the reversal of previously recorded reserves as a result of the effective settlement of the Company’s IRS audit. The tax rates for the second quarter and first six months of fiscal 2014 were primarily due to losses incurred at certain foreign subsidiaries for which the Company does not receive tax benefits.

Financial Position:

Net debt at December 28, 2014 was $260.3 million (total debt of $312.0 million less $51.7 million of cash), or $133.5 million higher than the $126.8 million (total debt of $225.0 million less $98.2 million of cash) at December 29, 2013. Cash flows used in operating activities for fiscal 2015 were $114.0 million compared to $45.2 million in fiscal 2014. The increase in operating cash flows used was primarily related to higher inventory levels to facilitate the upcoming closure of the McDonough plant and the introduction of a new engine line in fiscal 2015, partially offset by improvements in managing outstanding accounts receivable. In addition, the Company paid cash of $62.1 million for the Allmand acquisition in the first six months of fiscal 2015 compared to no acquisitions in the same respective period last year.

Restructuring:

During the second quarter of fiscal 2015, the Company made progress on implementing the previously announced restructuring actions to narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its Products segment manufacturing facilities in order to reduce costs. The Company expects to close its McDonough plant in the fourth quarter of fiscal 2015 and consolidate production into existing facilities in Wisconsin and New York.  Pre-tax restructuring costs for the second quarter and first six months of fiscal 2015 were $7.4 million and $15.2 million, respectively, and pre-tax savings were $1.7 million and $2.8 million, respectively. Pre-tax restructuring cost estimates for fiscal 2015 remain unchanged at $30 million to $37 million. Total annual cost savings as a result of these actions are anticipated to be approximately $15 million to $20 million with approximately $5 million to $7 million expected to be realized in fiscal 2015 and the remainder realized in fiscal 2016.

Share Repurchase Program:

On January 22, 2014, the Board of Directors of the Company authorized up to $50 million in funds for use in the Company’s common share repurchase program. On August 13, 2014, the Board of Directors authorized up to an additional $50 million in funds for use in the common share repurchase program. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first six months of fiscal 2015, the Company repurchased 1,428,588 shares on the open market at an average price of $19.33 per share. As of December 28, 2014, the Company has remaining authorization to repurchase up to approximately $60 million of common stock with an expiration date of June 30, 2016.

Outlook:

Given the first half operating performance and additional shares repurchased through the second fiscal quarter, we are adjusting our full year outlook to increase the lower end of our earnings guidance. We now project our fiscal 2015 full year net income to be in a range of $55 million to $63 million or $1.20 to $1.35 per diluted share prior to the impact of acquisition expenses, additional share repurchases, or costs related to our announced restructuring actions. This outlook includes the results of the Allmand acquisition which closed on August 29, 2014 and gives effect to recent strengthening of the U.S. dollar relative to several currencies. We continue to project consolidated net sales for fiscal 2015 to be in a range of $1.94 billion to $2.0 billion which contemplates the retail market for U.S. lawn and garden products will increase an estimated 1-4% in the next season. We are also increasing our estimated operating income margins for fiscal 2015. Operating margins are expected to be in a range of 4.7% to 5.2%, an improvement over fiscal 2014 reflecting the positive impacts of the restructuring actions, particularly in the last quarter of the fiscal year. Interest expense and other income are estimated to be approximately $19 million and $7 million, respectively. The effective tax rate is projected to be in a range of 30% to 33% and capital expenditures are projected to be approximately $60 million to $65 million.

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1649163.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment.  Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Ferris®, Murray®, Allmand™, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2014	2013	2014	2013
NET SALES	$444,287	$416,592	$736,916	$733,896
COST OF GOODS SOLD	349,573	337,333	588,035	607,221
RESTRUCTURING CHARGES	6,846	1,893	13,692	5,478
Gross Profit	87,868	77,366	135,189	121,197

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	73,970	71,777	144,053	140,539
RESTRUCTURING CHARGES	583	425	1,538	425
Income (Loss) from Operations	13,315	5,164	(10,402)	(19,767)

INTEREST EXPENSE	(4,890)	(4,594)	(9,408)	(9,103)
OTHER INCOME	2,052	1,751	4,425	3,843
Income (Loss) before Income Taxes	10,477	2,321	(15,385)	(25,027)

PROVISION (CREDIT) FOR INCOME TAXES	3,534	1,619	(7,049)	(6,380)
Net Income (Loss)	$6,943	$702	$(8,336)	$(18,647)

EARNINGS (LOSS) PER SHARE
Basic	$0.15	$0.01	$(0.19)	$(0.41)
Diluted	0.15	0.01	(0.19)	(0.41)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	44,579	46,825	44,827	46,760
Diluted	44,629	47,987	44,827	46,760

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal December
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2014	2013
Cash and Cash Equivalents	$51,690	$98,162
Accounts Receivable, Net	207,883	192,543
Inventories	540,117	474,897
Deferred Income Tax Asset	49,263	48,310
Prepaid Expenses and Other Current Assets	46,022	25,124
Total Current Assets	894,975	839,036

OTHER ASSETS:
Goodwill	159,680	146,323
Investments	27,967	17,583
Debt Issuance Costs, Net	4,188	5,164
Other Intangible Assets, Net	98,762	85,329
Deferred Income Tax Asset	382	26,255
Other Long-Term Assets, Net	11,358	14,188
Total Other Assets	302,337	294,842

PLANT AND EQUIPMENT:
At Cost	1,040,489	1,027,391
Less - Accumulated Depreciation	744,711	747,685
Plant and Equipment, Net	295,778	279,706
	$1,493,090	$1,413,584

CURRENT LIABILITIES:
Accounts Payable	$181,909	$162,850
Short-Term Debt	87,000	—
Accrued Liabilities	143,365	133,025
Total Current Liabilities	412,274	295,875

OTHER LIABILITIES:
Accrued Pension Cost	114,406	142,076
Accrued Employee Benefits	24,575	23,568
Accrued Postretirement Health Care Obligation	53,626	66,570
Deferred Income Tax Liability	10,179	—
Other Long-Term Liabilities	36,247	32,607
Long-Term Debt	225,000	225,000
Total Other Liabilities	464,033	489,821

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	74,775	76,650
Retained Earnings	1,028,722	1,012,833
Accumulated Other Comprehensive Loss	(208,119)	(218,326)
Treasury Stock, at Cost	(279,174)	(243,848)
Total Shareholders' Investment	616,783	627,888
	$1,493,090	$1,413,584

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended Fiscal December
CASH FLOWS FROM OPERATING ACTIVITIES:	2014	2013
Net Loss	$(8,336)	$(18,647)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	26,026	27,757
Stock Compensation Expense	3,382	4,537
Loss on Disposition of Plant and Equipment	132	92
Provision (Credit) for Deferred Income Taxes	8,420	(5,200)
Earnings of Unconsolidated Affiliates	(3,341)	(2,551)
Dividends Received from Unconsolidated Affiliates	4,381	4,069
Non-Cash Restructuring Charges	9,190	2,208
Changes in Operating Assets and Liabilities:
Accounts Receivable	24,305	(1,839)
Inventories	(151,170)	(68,101)
Other Current Assets	7,659	(3,031)
Accounts Payable, Accrued Liabilities and Income Taxes	(26,912)	21,194
Other, Net	(7,768)	(5,736)
Net Cash Used in Operating Activities	(114,032)	(45,248)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(23,289)	(18,063)
Cash Paid for Acquisitions, Net of Cash Acquired	(62,056)	—
Proceeds Received on Disposition of Plant and Equipment	289	61
Net Cash Used in Investing Activities	(85,056)	(18,002)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	87,000	—
Repayments of Short-Term Debt	—	(300)
Debt Issuance Costs	—	(942)
Cash Dividends Paid	(5,718)	(5,730)
Stock Option Exercise Proceeds and Tax Benefits	3,652	994
Treasury Stock Purchases	(27,598)	(21,086)
Net Cash Provided By (Used in) Financing Activities	57,336	(27,064)

EFFECT OF EXCHANGE RATE CHANGES	(1,226)	31
NET DECREASE IN CASH AND CASH EQUIVALENTS	(142,978)	(90,283)
CASH AND CASH EQUIVALENTS, Beginning	194,668	188,445
CASH AND CASH EQUIVALENTS, Ending	$51,690	$98,162

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December
	2014 Reported	Adjustments(1)	2014 Adjusted	2013 Reported	Adjustments(1)	2013 Adjusted
NET SALES:
Engines	$271,704	$—	$271,704	$265,712	$—	$265,712
Products	199,050	—	199,050	171,528	—	171,528
Inter-Segment Eliminations	(26,467)	—	(26,467)	(20,648)	—	(20,648)
Total	$444,287	$—	$444,287	$416,592	$—	$416,592
GROSS PROFIT:
Engines	$62,896	$—	$62,896	$54,257	$1,631	$55,888
Products	25,213	6,846	32,059	21,959	262	22,221
Inter-Segment Eliminations	(241)	—	(241)	1,150	—	1,150
Total	$87,868	$6,846	$94,714	$77,366	$1,893	$79,259
Segment Income (Loss) (2)
Engines	$18,894	$—	$18,894	$9,292	$2,056	$11,348
Products	(3,884)	7,610	3,726	(4,256)	262	(3,994)
Inter-Segment Eliminations	(241)	—	(241)	1,150	—	1,150
Total	$14,769	$7,610	$22,379	$6,186	$2,318	$8,504

Reconciliation from Segment Income (Loss) to Income from Operations:
Earnings of Unconsolidated Affiliates	1,454	—	1,454	1,022	—	1,022
Income from Operations	$13,315	$7,610	$20,925	$5,164	$2,318	$7,482

INTEREST EXPENSE	(4,890)	—	(4,890)	(4,594)	—	(4,594)
OTHER INCOME	2,052	—	2,052	1,751	—	1,751
Income Before Income Taxes	10,477	7,610	18,087	2,321	2,318	4,639
PROVISION FOR INCOME TAXES	3,534	2,664	6,198	1,619	722	2,341
Net Income	$6,943	$4,946	$11,889	$702	$1,596	$2,298

EARNINGS PER SHARE
Basic	$0.15	$0.11	$0.26	$0.01	$0.04	$0.05
Diluted	0.15	0.11	0.26	0.01	0.04	0.05
(1) For the second quarter of fiscal 2015, includes restructuring charges of $7,429 net of $2,600 of taxes and acquisition-related charges of $181 net of $64 of taxes. For the second quarter of fiscal 2014, includes restructuring charges of $2,318 net of $722 of taxes.
(2) The company defines segment income (loss) as income (loss) from operations plus earnings of unconsolidated affiliates.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Six Months Ended Fiscal December
	2014 Reported	Adjustments(1)	2014 Adjusted	2013 Reported	Adjustments(1)	2013 Adjusted
NET SALES:
Engines	$424,820	$—	$424,820	$449,499	$—	$449,499
Products	365,178	—	365,178	324,564	—	324,564
Inter-Segment Eliminations	(53,082)	—	(53,082)	(40,167)	—	(40,167)
Total	$736,916	$—	$736,916	$733,896	$—	$733,896
GROSS PROFIT:
Engines	$90,696	$—	$90,696	$79,493	$3,396	$82,889
Products	44,597	14,864	59,461	39,784	2,082	41,866
Inter-Segment Eliminations	(104)	—	(104)	1,920	—	1,920
Total	$135,189	$14,864	$150,053	$121,197	$5,478	$126,675
Segment Income (Loss) (2)
Engines	$5,040	$—	$5,040	$(7,266)	$3,821	$(3,445)
Products	(11,997)	16,761	4,764	(11,870)	2,082	(9,788)
Inter-Segment Eliminations	(104)	—	(104)	1,920	—	1,920
Total	$(7,061)	$16,761	$9,700	$(17,216)	$5,903	$(11,313)

Reconciliation from Segment Income (Loss) to Income (Loss) from Operations:
Earnings of Unconsolidated Affiliates	3,341	—	3,341	2,551	—	2,551
Income (Loss) from Operations	$(10,402)	$16,761	$6,359	$(19,767)	$5,903	$(13,864)

INTEREST EXPENSE	(9,408)	—	(9,408)	(9,103)	—	(9,103)
OTHER INCOME	4,425	—	4,425	3,843	—	3,843
Income (Loss) Before Income Taxes	(15,385)	16,761	1,376	(25,027)	5,903	(19,124)
PROVISION (CREDIT) FOR INCOME TAXES	(7,049)	5,866	(1,183)	(6,380)	1,456	(4,924)
Net Income (Loss)	$(8,336)	$10,895	$2,559	$(18,647)	$4,447	$(14,200)

EARNINGS (LOSS) PER SHARE
Basic	$(0.19)	$0.24	$0.05	$(0.41)	$0.10	$(0.31)
Diluted	(0.19)	0.24	0.05	(0.41)	0.10	(0.31)
(1) For the first six months of fiscal 2015, includes restructuring charges of $15,230 net of $5,330 of taxes and acquisition-related charges of $1,531 net of $536 of taxes. For the first six months of fiscal 2014, includes restructuring charges of $5,903 net of $1,456 of taxes.
(2) The company defines segment income (loss) as income (loss) from operations plus earnings of unconsolidated affiliates.